Exhibit 99.1

Willdan Group Reports

First Quarter 2020 Results

Investment Community Conference Call Today at 5:30 p.m. Eastern Time

ANAHEIM, Calif. –May 7, 2020 – Willdan Group, Inc. (“Willdan”) (Nasdaq: WLDN), a provider of professional technical and consulting services, today reported financial results for its first quarter ended April 3, 2020.

First Quarter 2020 Summary

•	Consolidated contract revenue of $106.0 million, an increase of 15.5%
•	Net revenue of $49.6 million, an increase of 21.4%
•	Net loss of $8.2 million, or $(0.71) per diluted share
•	Adjusted diluted earnings per share of $(0.13)
•	Adjusted EBITDA of $1.3 million
•	Cash generated from operations of $16.5 million

For the first quarter of 2020, Willdan reported consolidated contract revenue of  $106.0 million and net loss of $8.2 million, or  $(0.71) per diluted share. This compares with consolidated contract revenue of $91.8 million and net loss of $0.4 million, or $(0.04) per diluted share, for the first quarter of 2019. For the first quarter of 2020, Net Revenue, defined as revenue, net of subcontractor services and other direct costs (see “Use of Non-GAAP Financial Measures” below), was $49.6 million, an increase 21.4% compared to the same period in fiscal year 2019.

“This quarter we witnessed both the initial slowdown related to the unprecedented impact that Covid-19 has had on the economy, as well as record cash flows from operations” said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer. “We experienced a negative impact on our small business Direct Install programs because, under government restrictions relating to Covid-19, these programs were ordered to suspend temporarily. We derive approximately 40% of our gross contract revenue from Direct Install programs. However, our other programs, which generate approximately 60% of our revenue, have either been determined to be ‘essential’ by government agencies or have continued to progress during the pandemic, with a gross revenue impact estimated at less than 20% for this part of the business.

In the first quarter, management had a specific focus on positive cash flow. We generated $16.5 million in cash flow from operations in the quarter, more than for all of 2019 and a company record.  Due to the rapidly evolving nature and continued uncertainty surrounding COVID-19, we have taken steps to maintain the safety of our employees, reduce costs, preserve liquidity, and improve financial flexibility to ensure that the Company is well-positioned to navigate this global pandemic.”

Impact of Covid-19

The Covid-19 pandemic and efforts to limit its spread negatively impacted our business during the three months ended April 3, 2020. In California and New York, the states in which we have historically derived a majority of our revenue, mandatory shutdown orders were issued in March. It is unclear how long these restrictions will remain in place, and if they will remain in place in some form for an extended period of time. As such, Covid-19 had only a partial impact on our operations during our first fiscal quarter and we expect the impact to be more significant in our second quarter.

First Quarter 2020 Financial Highlights

Consolidated contract revenue for the first quarter of 2020 was  $106.0 million, an increase of 15.5% from $91.8 million for the first quarter of 2019. Consolidated contract revenue for the Energy segment was $87.8 million for the first quarter of 2020,  an increase of 17.5% from the first quarter of 2019, which was primarily due to organic growth, including an increase in revenue generated from government projects in our Energy segment, partially offset by the decrease in contract revenues as a result from the Covid-19 work suspensions, combined with incremental revenue from the acquisitions of Onsite Energy Corporation (“Onsite Energy”) and Energy and Environmental Economics, Inc. (“E3, Inc.”), collectively referred to as “the acquisitions”. Contract revenue for the Engineering and Consulting segment was $18.2 million, an increase of 6.6% from the first quarter of 2019, primarily due to increased subcontractor revenues.

Net Revenue for the first quarter of 2020 was $49.6 million, an increase of 21.4% from $40.8 million for the first quarter of 2019. The increase was primarily due to incremental revenue from organic growth, including an increase in revenue generated from government projects in our Energy segment,  partially offset by the Covid-19 work suspensions, combined with incremental revenue from the acquisitions. Net Revenue in the Energy segment was $34.5 million for the first quarter of 2020,  an increase of 28.2% over the same period last year. Net Revenue in the Engineering and Consulting segment was $15.1 million for the first quarter of 2020, an increase of 8.4% over the same period last year.

Direct costs of contract revenue were $75.3 million for the first quarter of 2020,  an increase of 14.4%, from $65.9 million for the first quarter of 2019. The increase was primarily related to incremental direct costs of contract revenue from organic growth, including an increase in revenue generated from government projects in our Energy segment, combined with incremental direct costs of contract revenue from the acquisitions.

Total general and administrative expenses for the first quarter of 2020 was $39.0 million, an increase of 48.9% from $26.2 million for the first quarter of 2019, driven primarily by increased costs related to personnel, facilities, and amortization expenses as a result of our recent acquisitions combined with increased costs in our corporate general and administrative expenses.

Interest expense was $1.5 million for the first quarter of 2020, compared to $1.1 million for the first quarter of 2019.  The increase in interest expense was primarily attributable to debt incurred to finance the acquisitions.

We recorded an income tax benefit of $1.6 million in the first quarter of 2020, compared to income tax benefit of $0.9 million for the prior year period. The income tax benefit recorded for the first quarter of 2020 was primarily attributable to various tax deductions and tax credits.

Net loss for the first quarter of 2020 was $8.2 million, or $(0.71) per diluted share, as compared to net loss of $0.4 million, or ($0.04) per diluted share, for the first quarter of 2019. Adjusted Net Loss (see “Use of Non-GAAP Financial Measures” below) for the first quarter of 2020 was $1.5 million, or $(0.13) per diluted share, as compared to Adjusted Net Income of $2.4 million, or $0.22 per diluted share, for the first quarter of 2019.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $1.3 million for the first quarter of 2020,  a decrease of 71.9% from $4.7 million for the first quarter of 2019.

Balance Sheet

Willdan generated $16.5 million in cash flow from operations this quarter, compared with $10.5 million in the same quarter last year.

Willdan reported $61.6 million in accounts receivable,  net at April 3, 2020, as compared to $57.5 million at March 29, 2019.  The increase in accounts receivable, net was due to high conversion from contract assets to accounts receivable, partially offset by collections of cash.

Liquidity and Capital Resources

Willdan’s financial position remains strong. In the first quarter, the Company enhanced liquidity by minimizing working capital and significantly improving cash collections. In addition, on May 6, 2020, Willdan amended its credit agreement to provide increased flexibility under its debt covenants. Among other things, the amendment also temporarily changes the interest rate for borrowings under the Company’s credit facilities and prohibits share repurchases, certain acquisitions and borrowings under the delayed draw facility, in each case subject to certain exceptions. Combined with availability under its revolving credit facility, the enhanced liquidity provides a cushion against any unforeseen liquidity disruptions.

Financial Targets

Given the lack of visibility of expected results as a result of the Covid-19 pandemic, Willdan is not able to provide fiscal 2020 financial targets at this time. Willdan intends to resume providing financial targets when visibility improves.

Conference Call Details and Investor Report

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, May 7, 2020, at 5:30 p.m. Eastern/2:30 p.m. Pacific to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 800-263-0877 and providing conference ID 3435104.  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under Investors: Events and the replay will be archived for at least 12 months.

The telephonic replay of the conference call may be accessed following the call by dialing 888-203-1112 and entering the passcode 3435104. The replay will be available through May 21, 2020.

An Investor Report containing supplemental financial information can also be accessed on the home page of Willdan’s investor relations website.

About Willdan Group, Inc.

Willdan is a nationwide provider of professional technical and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Net Revenue,” defined as contract revenue as reported in accordance with GAAP minus subcontractor services and other direct costs, is a non-GAAP financial measure, Net Revenue is a supplemental measure that Willdan believes enhances investors’ ability to analyze Willdan’s business trends and performance because it substantially measures the work performed by Willdan’s employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to Willdan’s clients and, in accordance with U.S. generally accepted accounting principles (“GAAP”) and industry practice, are included in Willdan’s revenue when it is Willdan’s contractual responsibility to procure or manage such subcontracted activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of Willdan’s business trends. Accordingly, Willdan segregates subcontractor services and other direct costs from revenue to promote a better understanding of Willdan’s business by evaluating revenue exclusive of subcontract services and other direct costs associated with external service providers. A reconciliation of Willdan’s contract revenue as reported in accordance with GAAP to Net Revenue is provided at the end of this press release.

“Adjusted EBITDA,” defined as net income plus interest expense, income tax expense, stock-based compensation, interest accretion, depreciation and amortization, transaction costs and gain on sale of equipment, is a non-GAAP financial measure. Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure Willdan’s operating performance. Willdan believes Adjusted EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, stock-based compensation, as well as the historical costs of depreciable assets. A reconciliation of net income as reported in accordance with GAAP to Adjusted EBITDA is provided at the end of this press release.

“Adjusted Net Income,” defined as net income plus stock-based compensation, intangible amortization and transaction costs, each net of tax, is a non-GAAP financial measure.

“Adjusted Diluted EPS,” defined as net income plus stock-based compensation, intangible amortization and transaction costs, each net of tax, all divided by the diluted weighted-average shares outstanding, is a non-GAAP financial measure. Adjusted Net Income and Adjusted Diluted EPS are supplemental measures used by Willdan’s management to measure its operating performance. Willdan believes Adjusted Net Income and Adjusted Diluted EPS are useful because they allow Willdan’s management to more closely evaluate and explain the operating results of Willdan’s business by removing certain non-operating expenses. Reconciliations of net income as reported in accordance with GAAP to Adjusted Net Income and diluted EPS as reported in accordance with GAAP to Adjusted Diluted EPS are provided at the end of this press release.

Willdan’s definitions of Net Revenue, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS have limitations as analytical tools and may differ from other companies reporting similarly named measures or from similarly named measures Willdan has reported in prior periods. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue, net income and diluted EPS.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the impact of Covid-19 on Willdan’s business, Willdan’s ability to capitalize on increased energy efficiency spending in large markets and expected benefits from the acquisitions.  All statements other than statements of historical fact included in this press release are forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the extent to which the Covid-19 pandemic and measures taken to contain its spread ultimately impact Willdan’s business, results of operation and financial condition, including the speed with which its various direct install programs for small businesses are able to resume normal operations following government mandated shutdowns; and Willdan’s ability to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Important factors that could cause actual results to differ materially from its expectations include, but are not limited to,  Willdan’s ability to adequately complete projects in a timely manner, Willdan’s ability to compete successfully in the highly competitive energy services market, changes in state, local and regional economies and government budgets, Willdan’s ability to win new contracts, to renew existing contracts and to compete effectively for contracts awarded through bidding processes, Willdan’s ability to successfully integrate its acquisitions, including its acquisitions of Lime Energy,  The Weidt Group, Onsite Energy, and E3, Inc.,  and execute on its growth strategy, Willdan’s ability to make principal and interest payments as they come due and comply with financial and other covenants in its credit agreement, and Willdan’s ability to obtain financing and to refinance its outstanding debt as it matures.

The factors noted above and risks included in Willdan’s other SEC filings may be increased or intensified as a result of the Covid-19 pandemic, including if there is a resurgence of the Covid-19 virus after the initial outbreak subsides. The extent to which the Covid-19 pandemic ultimately impacts Willdan’s business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. All written and oral forward-looking statements attributable to Willdan, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements and risk factors disclosed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 27, 2019, as such disclosures may be amended, supplemented or superseded from time to time by other reports Willdan files with the Securities and Exchange Commission, including subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release unless required by law.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	April 3,	December 27,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$12,304	$5,452
Accounts receivable, net of allowance for doubtful accounts of $1,455 and $1,147 at April 3, 2020 and December 27, 2019, respectively	61,589	57,504
Contract assets	61,753	101,418
Other receivables	5,099	4,845
Prepaid expenses and other current assets	5,589	6,254
Total current assets	146,334	175,473
Equipment and leasehold improvements, net	13,137	12,051
Goodwill	130,003	127,647
Right-of-use assets	22,612	22,297
Other intangible assets, net	73,580	76,837
Other assets	15,689	16,296
Deferred income taxes, net	11,448	9,312
Total assets	$412,803	$439,913
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$43,938	$34,000
Accrued liabilities	39,878	67,615
Contingent consideration payable	5,148	5,155
Contract liabilities	7,165	5,563
Notes payable	13,722	13,720
Finance lease obligations	421	375
Lease liability	5,717	5,550
Total current liabilities	115,989	131,978
Contingent consideration payable	3,798	4,891
Notes payable	112,268	116,631
Finance lease obligations, less current portion	242	191
Lease liability, less current portion	18,051	18,411
Other noncurrent liabilities	718	533
Total liabilities	251,066	272,635

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000 shares authorized; 11,640 and 11,497 shares issued and outstanding at April 3, 2020 and December 27, 2019, respectively	116	115
Additional paid-in capital	135,608	132,547
Accumulated other comprehensive loss	(845)	(396)
Retained earnings	26,858	35,012
Total stockholders’ equity	161,737	167,278
Total liabilities and stockholders’ equity	$412,803	$439,913

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share amounts)

	Three Months Ended
	April 3,	March 29,
	2020	2019

Contract revenue	$106,026	$91,793

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	18,915	14,910
Subcontractor services and other direct costs	56,420	50,948
Total direct costs of contract revenue	75,335	65,858

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	20,412	15,744
Facilities and facility related	2,694	1,772
Stock-based compensation	4,595	1,817
Depreciation and amortization	4,519	2,654
Other	6,740	4,182
Total general and administrative expenses	38,960	26,169
Loss from operations	(8,269)	(234)

Other income (expense):
Interest expense, net	(1,513)	(1,121)
Other, net	23	11
Total other expense, net	(1,490)	(1,110)
Loss before income taxes	(9,759)	(1,344)

Income tax benefit	(1,605)	(927)
Net loss	(8,154)	(417)

Other comprehensive loss:
Net unrealized loss on derivative contracts	(449)	(219)
Comprehensive loss	$(8,603)	$(636)

Loss per share:
Basic	$(0.71)	$(0.04)
Diluted	$(0.71)	$(0.04)

Weighted-average shares outstanding:
Basic	11,510	10,974
Diluted	11,510	10,974

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	April 3,	March 29,
	2020	2019
Cash flows from operating activities:
Net loss	$(8,154)	$(417)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,519	2,739
Deferred income taxes, net	(2,136)	69
(Gain) loss on sale/disposal of equipment	(16)	(25)
Provision for doubtful accounts	366	27
Stock-based compensation	4,595	1,817
Accretion and fair value adjustments of contingent consideration	334	111
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	(4,451)	18,043
Contract assets	36,798	(5,765)
Other receivables	(253)	(696)
Prepaid expenses and other current assets	704	918
Other assets	607	(315)
Accounts payable	9,938	(127)
Accrued liabilities	(28,001)	(5,799)
Contract liabilities	1,602	(396)
Right-of-use assets	3	303
Net cash provided by operating activities	16,455	10,487
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(2,156)	(1,929)
Proceeds from sale of equipment	17	35
Cash paid for acquisitions, net of cash acquired	—	(21,800)
Net cash used in investing activities	(2,139)	(23,694)
Cash flows from financing activities:
Payments on contingent consideration	(1,434)	(1,205)
Payments on notes payable	(151)	(472)
Borrowings under term loan facility and line of credit	9,000	14,000
Repayments under term loan facility and line of credit	(13,250)	(1,750)
Principal payments on finance leases	(96)	(88)
Proceeds from stock option exercise	260	291
Proceeds from sales of common stock under employee stock purchase plan	1,073	749
Shares used to pay taxes on stock grants	(2,867)	(2,516)
Restricted Stock Award and Units	1	—
Net cash (used in) provided by financing activities	(7,464)	9,009
Net increase (decrease) in cash and cash equivalents	6,852	(4,198)
Cash and cash equivalents at beginning of period	5,452	15,259
Cash and cash equivalents at end of period	$12,304	$11,061
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,735	$965
Income taxes	529	—
Supplemental disclosures of noncash investing and financing activities:
Other working capital adjustment	—	579
Equipment acquired under finance leases	193	261

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue to Net Revenue

(in thousands)

(Non-GAAP Measure)

	Three Months Ended
	April 3,	March 29,
	2020	2019
Consolidated
Contract revenue	$106,026	$91,793
Subcontractor services and other direct costs	56,420	50,948
Net Revenue	$49,606	$40,845

Energy segment
Contract revenue	$87,799	$74,692
Subcontractor services and other direct costs	53,292	47,780
Net Revenue	$34,507	$26,912

Engineering and Consulting segment
Contract revenue	$18,227	$17,101
Subcontractor services and other direct costs	3,128	3,168
Net Revenue	$15,099	$13,933

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)

(Non-GAAP Measure)

	Three Months Ended
	April 3,	March 29,
	2020	2019
Net loss	$(8,154)	$(417)
Interest expense	1,513	1,110
Income tax benefit	(1,605)	(927)
Stock-based compensation	4,595	1,817
Interest accretion (1)	334	110
Depreciation and amortization	4,519	2,739
Transaction costs (2)	118	218
(Gain) Loss on sale of equipment	(16)	—
Adjusted EBITDA	$1,304	$4,650

(1)	Interest accretion represents the imputed interest and fair value adjustments to estimated contingent consideration.
(2)	Transaction costs represents acquisition and acquisition related costs.

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Diluted EPS

(in thousands, except per share amounts)

(Non-GAAP Measure)

	Three Months Ended
	April 3,	March 29,
	2020	2019
Net loss	$(8,154)	$(417)
Adjustment for stock-based compensation	4,595	1,817
Tax effect of stock-based compensation	(781)	(506)
Adjustment for intangible amortization	3,257	1,936
Tax effect of intangible amortization	(554)	(539)
Adjustment for transaction costs	118	218
Tax effect of transaction costs	(20)	(61)
Adjusted Net Loss (Income)	$(1,539)	$2,448

Diluted weighted-average shares outstanding	11,510	10,974

Diluted earnings per share	$(0.71)	$(0.04)
Impact of adjustment:
Stock-based compensation per share	0.40	0.17
Tax effect of stock-based compensation per share	(0.06)	(0.05)
Intangible amortization per share	0.28	0.18
Tax effect of intangible amortization per share	(0.05)	(0.05)
Transaction costs per share	0.01	0.02
Tax effect of transaction costs per share	(0.00)	(0.01)
Adjusted Diluted EPS	$(0.13)	$0.22

Contact:

Willdan Group, Inc.

Stacy McLaughlin

Chief Financial Officer

Tel: 714-940-6300

smclaughlin@willdan.com

Or

Investor/Media Contact

Financial Profiles, Inc.

Tony Rossi

Tel: 310-622-8221

trossi@finprofiles.com